Exhibit 10.2

PURCHASE AND SALE AGREEMENT
(Courtyard by Marriott – 14402 Old St. Augustine Rd., Jacksonville, FL)

THIS PURCHASE AND SALE AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of July 14, 2015 (the “Effective Date”) by and among PHG JAX FLAGLER, LLC, a Georgia limited company (the “Seller”) and SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Purchaser” or “Operating Partnership”).

RECITALS

A.           Seller is the owner of the Courtyard by Marriott Jacksonville at Flagler Center, located on the Real Property and having an address of 14402 Old St. Augustine Road, Jacksonville, Florida (the “Hotel”).

B.           The Hotel is being managed by Peachtree Hospitality Management, LLC, a Georgia limited liability company (the “Manager”).

C.           The Hotel is being operated pursuant to a franchise/license agreement (the “Franchise Agreement”) between Seller and Marriott International (the “Franchisor”).

D.           Purchaser desires to acquire the Property from Seller and Seller desires to transfer the Property to Purchaser in exchange for, among other things, cash consideration and units of limited partner interests (the “OP Units”) in Operating Partnership, and Purchaser desires to pay such cash consideration and issue such OP Units in exchange for the Property, as more particularly described herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1 Purchase and Sale.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller all of Seller’s right, title and interest in and to the Property.  At the Closing, Seller shall contribute, transfer, assign, convey and deliver to Purchaser, and Purchaser shall assume, free and clear of all Liens other than Permitted Exceptions, all of Seller’s right, title and interest in and to the Property and the obligations with respect thereto.

Section 1.2 Deposit; Purchase Price.  The Purchase Price to be paid by Seller for the Property shall be Fourteen Million and No/100 Dollars ($14,000,000.00) (the “Purchase Price”).  Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid as follows:

(a) Within three (3) Business Days following the date hereof, Purchaser shall deliver to Title Company (in such capacity, the Title Company shall hereinafter be referred to as “Escrow Agent”) a wire transfer of immediately available federal funds in an amount equal to Seventy Thousand and No/100 Dollars ($70,000.00) (the “Initial Deposit”), which Initial Deposit shall be held and disbursed by Escrow Agent in accordance with the terms and conditions of Article 9 herein.

(b) To the extent this Agreement is not terminated, or deemed terminated, on or before the expiration of the Due Diligence Period in accordance with Section 2.3 herein, Purchaser shall deliver to Escrow Agent, within one (1) Business Day following the expiration of the Due Diligence Period, a wire transfer of immediately available federal funds in an additional amount equal to Seventy Thousand and No/100 Dollars ($70,000.00) (the “Additional Deposit”) which Additional Deposit shall be held and disbursed by Escrow Agent in accordance with the terms and conditions of Article 9 herein.  Until such time as the Additional Deposit is made in accordance with this Section, the Initial Deposit together with any interest earned thereon shall be deemed the “Deposit” herein, and upon making the Additional Deposit in accordance with this Section, the Initial Deposit together with the Additional Deposit and any interest earned thereon shall be deemed the “Deposit” herein.    Purchaser agrees to promptly deliver, or to cause Escrow Agent to deliver, a written acknowledgment by Escrow Agent that the Deposit has been received by and is being held by Escrow Agent pursuant to the terms of this Agreement.  To the extent the Closing occurs in accordance with the terms of this Agreement, the Deposit shall be applied toward Purchaser’s obligation to pay the Purchase Price to Seller.

(c) At Closing, the balance of Purchase Price (as adjusted pursuant to the prorations, apportionments and credits required herein), shall be paid in cash by bank wire transfer of immediately available funds (“Cash Consideration”) to Escrow Agent’s account for the benefit of the Seller or to the account or accounts of such other party or parties as may be designated by Seller on or before the Closing Date; provided however, a portion of the Purchase Price shall be made by the issuance to Seller of OP Units having an aggregate dollar value equal to not less than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) and not more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (“OP Unit Consideration”). Subject to the above minimum and maximum thresholds, Seller shall provide written notice to Purchaser specifying the value of the OP Unit Consideration no later than three (3) Business Days prior to the Closing Date.  The number of OP Units delivered to Seller on the Closing Date shall be equal to (i) the OP Unit Consideration, divided by the volume weighted average of the closing prices of the common shares of Supertel Hospitality, Inc. (the “REIT”) as reported by NASDAQ for the trailing three (3) trading days immediately preceding announcement date of this Agreement, multiplied by (ii) eight (8).

(d) Seller and Purchaser shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of the Purchase Price among the Improvements, the Personal Property and other customary items either party hereto may request to be allocated (the “Allocation”).  If the Allocation cannot be agreed upon, each party may use its own determination and bear any consequences related thereto and Seller’s allocation shall be utilized in calculating transfer, sales and similar tax and related filings under this Agreement.  If agreed upon, Seller and Purchaser agree to (i) be bound by the Allocation and (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns.

Section 1.3 Tax Treatment of Contribution.  The parties hereto intend and agree that, for federal income tax purposes, the contributions, transfers, conveyances and assignments of a Seller’s interest in the Property for OP Units shall be treated as contributions of interests in the Property by Seller to Purchaser  in accordance with Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 1.4 Apportionments.

(a) The following shall be apportioned and/or addressed between Seller and Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the “Cut-Off Time”):

(i) Property Taxes, assessments billed together with Property Taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal years, respectively, for which same have been assessed;

(ii) charges and payments under the Contracts or permitted renewals or replacements thereof assumed by Purchaser;

(iii) any prepaid items, including, without limitation, fees for Licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees;

(iv) utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings;

(v) deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with Property if same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller;

(vi) trade association dues and trade subscriptions, if any; and

(vii) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the jurisdiction in which the Property is located.

(b) If the Closing shall occur before a new Property Tax rate is fixed, the apportionment of Property Taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation.

(c) At Closing, Purchaser shall purchase all unopened food and beverage inventory from Seller at Seller’s actual cost.

(d) If as of the Closing Date the Property or any part thereof shall be affected by any assessment or assessments other than Property Taxes, which are or may become payable in installments, but which are not included on the Property Tax bill, of which the first installment is a charge or lien, then (A) Seller shall be obligated to pay all installments of any such assessment which are due and payable prior to the Closing Date, and (B) for the purposes of this Agreement, all the unpaid installments of any such assessment which are to become due and payable on or after the Closing Date shall not be deemed to be liens upon Property and the payment thereof shall be assumed by Purchaser without abatement of the Purchase Price.

(e) Effective as of the Closing Date, Seller shall (or cause Manager to) terminate Seller’s employer/employee relationship, if any, with all persons employed (the “Hotel Employees”) at the Property (and wages of such employees working as of the Cut-Off Time will be prorated as of the end of their respective 8-hour shifts with all such wages before the Cut-Off Time for account of Seller and all wages from and after the Cut-Off Time for account of Purchaser).  As of the Closing Date, Purchaser will hire or will cause its manager to hire a sufficient number of the Hotel Employees to prevent from occurring an event requiring notice under the Worker Adjustment and Retraining Notification Act (29 U.S.C. 2101 et seq.) or similar state or local statutes, if any (collectively, “WARN”).  Purchaser agrees to be responsible for and hereby indemnifies and agrees to hold Seller, Manager and their affiliates harmless from and against claims and liabilities arising from violations by Purchaser of its obligations hereunder that create any liability under WARN.

(f) At Closing, Seller shall provide, or shall cause the Manager to provide, Purchaser with a schedule (the “Seller’s Accounts Receivable Schedule”) of all guest room, food, beverage and other charges (including, without limitation, telephone and other items charged to transient guests, parking charges, revenues arising from telephone booths, coin-operated laundry equipment, vending machines and games, check rooms, and any and all other charges and revenues relating to goods and services provided by Seller or Manager in connection with Property) owing to Seller for services rendered and any payments due or payable or credits receivable with respect to the operation of Property for any period prior to the Closing Date (collectively “Seller’s Accounts Receivable”). Purchaser shall purchase all of Seller’s Accounts Receivable from Seller that are no older than thirty (30) days past due at Closing.  Purchaser shall use reasonable efforts to collect Seller’s Accounts Receivable that were more than thirty (30) days past due as of the Closing Date on behalf of Seller (without any obligation on the part of Purchaser to (i) undertake litigation to collect such amounts due to Seller or (ii) expend funds), and Purchaser shall deliver to Seller, in accordance with this Section 1.4, any collected accounts receivable that belong to Seller.  Purchaser’s repayment obligations set forth in this Section shall survive Closing for a period of six (6) months.

(g) All deposits or advances from guests or others on account of advance bookings or reservations, and prepaid commissions received by Seller (or the Manager) from credit and referral organizations, for periods from and after the Closing Date (collectively, the “Advance Booking Deposits”) shall be turned over to Purchaser at Closing and Purchaser agrees to honor the bookings related thereto and related to the Hotel after Closing.

(h) With respect to the following items, all such items accruing prior to 12:01 AM on the Closing Date shall belong to Seller, and all such items accruing from and after 12:01 AM on the Closing Date shall belong to Purchaser:

(i) charges to transient guests for rooms, food, beverage, telephone and other charges (it being the intent that Seller retains the final night room revenue);

(ii) revenues, if any, arising from telephone booths, vending machines (including coin-operated laundry equipment) and check rooms; and

(iii) such other items as are customarily treated in this manner upon the sale of similar hotel businesses (except as otherwise specifically provided herein).

(i) As of the Cut-Off Time, Seller and Purchaser shall determine the amount of all cash on hand money then held in connection with the operation of the hotel at Property for use as house banks, and all other cash, cash equivalents, deposits and accounts relating to the operation of the Hotel, whether in the possession of Seller or Manager, and (except as to Advance Booking Deposits) the aggregate amount thereof shall be purchased by Purchaser.

(j) Subject to Purchaser’s obligation pursuant to Section 1.4(c) above, Seller shall be responsible for payments of amounts owing to third parties in respect of inventory and supplies ordered by Seller in respect of the Property prior to the Closing Date to the extent such items have been delivered to the Property prior to the Closing Date.  To the extent the same are delivered to the Property on or after the Closing Date, Purchaser shall be responsible for payment of the same.

(k) Purchaser, at Purchaser’s sole expense, shall be responsible for the transfer or acquisition of accounts and licenses (including liquor licenses, if transferable) regarding the Property, and the establishment of all utility services to the Property, in the name of Purchaser as of Closing.  Such transfers or acquisitions shall not be a condition or requirement of Closing.

(l) Purchaser shall be credited, in the form of a decrease in Purchase Price, an amount equal to the product of (i) the face value gift certificates sold, but not redeemed as of the Closing times (ii) ninety percent (90%).

(m) The provisions of this Section 1.4 shall survive the Closing.

ARTICLE 2
EXAMINATION OF THE PROPERTY

Section 2.1 Title Examination.  As of the date hereof, Purchaser has ordered a title report (the “Title Report”) from Title Company for the Property.  Purchaser shall have until the thirtieth (30th) day following the Effective Date (the “Initial Objection Period”), to provide Seller with written notice of its objection to any title exceptions stated therein (each an “Initial Objection”).  All matters shown in the Title Report with respect to which Purchaser fails to object prior to the expiration of the Initial Objection Period shall be deemed “Permitted Exceptions”; provided, however, Permitted Exceptions shall not include, and Seller shall be obligated to cure or remove, (i) any mechanic’s lien or any monetary lien (except for taxes and special assessments not yet due and payable) which encumber the Property and arise by through or under Seller, or (ii) any mortgages, deeds of trust, deeds to secure debt or similar instruments which encumber the Property (“Must Cure Objections”).  Notwithstanding anything to the contrary contained herein, Seller shall have no obligations to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser’s Initial Objections other than Must Cure Objections.  In the event Seller is unable or unwilling to eliminate or modify all of Purchaser’s Initial Objections to the reasonable satisfaction of Purchaser (other than Must Cure Objections), Seller shall so advise Purchaser in writing within five (5) Business Days after Seller receives Purchaser’s Initial Objections, and Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller on or prior to the expiration of the Due Diligence Period; in which event, the Deposit will be returned to Purchaser, and no party hereunder shall have any remaining obligations other than in connection with obligations expressly surviving hereunder.  If any matter arises that was not previously disclosed in the Title Report or on the survey (as same may have been updated), is discovered by Purchaser or by the Title Company and is added to such Title Report by the Title Company at or prior to Closing, Purchaser shall have five (5) Business Days (and the Closing Date shall be extended, if necessary) after Purchaser’s receipt of such updated Title Report showing the new title exception, together with a legible copy of any such new matter, to provide Seller with written notice of its objection to any such new title exception (each a “New Objection”, and collectively, the “New Objections”).  If Seller does not remove or cure New Objections prior to the Closing Date, as may be extended, Purchaser may either (a) terminate this Agreement upon which termination, Purchaser shall receive a return of the Deposit and with the exception of those obligations which expressly survive the termination of this Agreement, neither party shall have any further liability to the other hereunder, or (b) waive such New Objections, as applicable, and accept such title as Seller is able to convey without adjustment to the Purchase Price; provided, however, Seller shall remain obligated to cure Must Cure Objections despite such waiver.

Section 2.2 Due Diligence Examination.

(a) Purchaser shall have a period commencing on the Effective Date and terminating at 5:00 p.m. EST on the forty-fifth (45th) day following the Effective Date (the “Due Diligence Period”) to examine title to the Property, to inspect the physical and financial condition of the Property and to review the Due Diligence Material, all at Purchaser’s sole cost and expense.  Notwithstanding the foregoing, Purchaser shall have the one-time right to extend the Due Diligence Period by fifteen (15) days if (i) despite Purchaser’s diligent, good faith efforts, Purchaser has not obtained the Franchisor Approval pursuant to Section 2.4, (ii) Purchaser has not received a Loan Commitment pursuant to Section 2.5, and provided Purchaser delivers written notice of such extension to Seller not later than the expiration of the Due Diligence Period, or (iii) Purchaser requires, in its sole but good faith determination, additional time to audit Seller’s books and records related to the Property.

(b) Within five (5) Business Days following the date hereof, Seller shall provide to Purchaser, to the extent in the possession or reasonable control of Seller or any affiliate or property manager thereof, copies of the due diligence material more particularly described on Schedule 2.2 attached hereto (the “Due Diligence Material”).  In addition, Seller agrees to provide Purchaser reasonable access to Seller’s books and records related to the Property (to the extent the same are not part of the Due Diligence Material) during business hours and upon reasonable prior notice, and to cooperate with Purchaser in connection with Purchaser’s evaluation and auditing of such books and records.  All Due Diligence Material and books and records relating to the Property shall be treated by Purchaser as confidential, and Purchaser shall instruct all of its employees, agents, representatives and contractors as to the confidentiality of such information (subject to any disclosures which are permitted pursuant to Section 8.11 of this Agreement).  Additionally, during the term of this Agreement, Purchaser, its agents and designees, shall have the right to enter the Property, upon reasonable prior notice to Seller, for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Purchaser may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Purchaser shall not damage the Property.  All such inspections shall be at Purchaser’s sole expense and shall be in accordance with applicable laws, including without limitation, laws relating to worker safety and the proper disposal of discarded materials.  No invasive or destructive testing shall be conducted without the Seller’s prior written consent, which consent shall not be unreasonably withheld.  Purchaser shall give Seller reasonable written notice (which in any event shall not be less than one (1) Business Days) before entering the Property and Seller may have a representative present during any and all examinations, inspections, as applicable, and/or studies on the Property.

(c) Purchaser shall indemnify, defend, and hold harmless Seller, and its respective partners, officers, directors, affiliates, agents, representatives and employees, and each of them, from and against any and all claims, demands, damages, losses, lawsuits and other proceedings, judgments, causes of action, liabilities, claims of lien, liens, civil or criminal penalties and charges, costs and expenses (including, without limitation, reasonable attorney’s fees) including, but not limited to, bodily injuries or death, property damage, or claims for payment resulting from entrance upon, activities or inspection of the Property by Purchaser prior to the Closing Date; provided, however, that Purchaser’s obligations hereunder shall not apply to the mere discovery of a pre-existing condition at the Property (as opposed to causing or exacerbating of any adverse conditions or legal noncompliance).  Purchaser shall promptly repair any and all damage caused, in whole or in part, by Purchaser and return the Property to the condition that existed prior to such damage.  Additionally, Purchaser agrees to maintain and cause each of its representatives, agents or contractors conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) Seller and Seller’s Agent named as additional insured parties, and (iii) waiver of subrogation.  Purchaser shall deliver to Seller, or to Seller’s Agent on behalf of Seller, a copy of the certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities. Seller shall reasonably cooperate with the efforts of Purchaser and Purchaser’s representatives to inspect the Property.  The rights and obligations of Purchaser shall survive the Closing or termination of this Agreement for a period of twelve (12) months, including the indemnification provision herein.

Section 2.3 Purchaser’s Right to Terminate.  Purchaser shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice (a “Diligence Termination Notice”) thereof to Seller prior to the expiration of the Due Diligence Period.  In the event Purchaser does not deliver to Seller a Diligence Termination Notice on or before the expiration of the Due Diligence Period, Purchaser shall be deemed to have elected to accept the Property and to proceed to Closing.  In the event Purchaser terminates this Agreement by timely delivering a Diligence Termination Notice this Agreement shall be deemed to have been terminated, upon such termination, Purchaser shall receive a return of the Deposit and, with the exception of those obligations which expressly survive the termination of this Agreement, no party shall have any further liability to any other party hereunder.  If Purchaser terminates the Agreement, for any reason or no reason as provided for under the Agreement, Purchaser shall deliver to Seller any Due Diligence Materials received from Seller; provided that Purchaser may retain copies thereof to the extent necessary to comply with applicable laws or its internal document retention policies.

Section 2.4 Franchise Agreement.  Promptly following the execution of this Agreement, Purchaser shall contact Franchisor to obtain approval by Franchisor (“Franchisor Approval”) to a transfer of the Franchise Agreement or issuance by Franchisor of a new franchise agreement or license agreement to Purchaser (the “New Franchise Agreement”).  Purchaser acknowledges and agrees that:

(a) Purchaser shall be responsible for the payment of: (i) all fees and costs related to the assumption of the Franchise Agreement or issuance of a New Franchise Agreement (including without limitation any termination fee or assignment fee that is payable to Franchisor pursuant to the existing Franchise Agreement - whether Seller is required to transfer the Franchise Agreement to Purchaser or if Purchaser is not approved as a franchisee or issued a New Franchise Agreement by Franchisor); (ii) all amounts due to Franchisor in connection with the operation of the Hotel under the Franchise Agreement or New Franchise Agreement accruing or arising from and after Closing, including, for example, all royalties due and payable from and after Closing; and (iii) all costs in connection with any property improvement plans with Franchisor.

(b) Purchaser shall provide to Seller, at or prior to Closing, written confirmation from Franchisor that Seller and Seller’s guarantor(s) (if any) under the Franchise Agreement have been released from all liability under the Franchise Agreement accruing subsequent to Closing, such documentation reflecting the same shall be subject to Seller’s reasonable approval.

(c) Notwithstanding the foregoing, to the extent Purchaser's obligations in connection with any property improvement plan with Franchisor under the Franchise Agreement or any New Franchise Agreement during the first twelve months following closing exceed $500 per guest room, such excess amount shall be credited to Purchaser against the Purchase Price at Closing.

(d) Intentionally Omitted.

(e) This provision shall survive Closing or the termination of this Agreement.

Section 2.5 Financing.  During the Due Diligence Period, Seller shall use reasonable efforts to identify potential sources for financing Purchaser’s acquisition of the Property, provide Purchaser with one or more proposals from commercial lenders for such financing and assist Purchaser with securing a binding loan commitment executed by a lender having terms and conditions acceptable to Purchaser in Purchaser’s sole discretion (each, a “Loan Commitment”).  Seller shall not be entitled to any fee or commission in connection with the foregoing, but Purchaser shall be responsible for all fees and costs (including commitment or origination fees and deposits) charged by any such lender and shall reimburse Seller for any reasonable out of pocket costs incurred by Seller which costs shall be reimbursed to Seller at Closing or upon any termination of this Agreement following a Purchaser default.  Purchaser’s payment obligations in this Section shall survive the termination of this Agreement.   Obtaining the Loan Commitment shall be a condition to Closing for the benefit of Purchaser and if the Loan Commitment has not been obtained prior to the Closing Date (such that the lender under the Loan Commitment is in a position to close the financing on the Closing Date), then Purchaser, as its sole and exclusive remedy, may either extend the Closing Date or terminate this Agreement in accordance with the terms of Section 3.1(a) below.

Section 2.6 Management Agreement.  At Closing, Seller shall terminate the Property Management Agreement at Seller’s sole cost and expense, and Purchaser shall enter into a new management Agreement with Manager (“New Management Agreement”) upon such terms and conditions as Purchaser and Manager may agree during the Due Diligence Period.  If Purchaser and Manager are not able to reach agreement as to all of the terms and conditions of the New Management Agreement during the Due Diligence Period (as the same may be extended), either Purchaser or Seller will have the right to terminate this Agreement by delivering written notice to the other within ten (10) days following the expiration of the Due Diligence Period, following which Purchaser shall receive a return of the Deposit and, with the exception of those obligations which expressly survive the termination of this Agreement, no party shall have any further liability to any other party hereunder.

ARTICLE 3
CLOSING

Section 3.1 Conditions Precedent.

(a) The obligations of Purchaser to effect each transaction contemplated hereby shall be subject to each of the following conditions:

(i) the delivery of good, marketable title to the Property, such that the Title Company is prepared to issue the Title Policy to Purchaser at its ordinary rates, free and clear of Liens other than Permitted Exceptions;

(ii) the receipt by Purchaser of the Franchisor Approval;

(iii) the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made, and shall be true and correct in all material respects on the Closing Date as if made at and as of such date;

(iv) Purchaser shall have obtained a binding Loan Commitment and the lender providing such financing shall be in a position to close the loan.

(v) each obligation of Seller contained in this Agreement shall have been duly performed by it on or before the Closing Date, and Seller shall not have materially breached any of its covenants contained herein; and

(vi) concurrently with the Closing, Seller, directly, shall have executed and delivered to Purchaser the documents required to be delivered pursuant to Section 3.3(a).

In the event the foregoing conditions precedent have not been materially satisfied as of the Closing, Purchaser may either: (a) waive such conditions precedent and proceed to Closing in accordance with the terms and provisions hereof; (b) terminate this Agreement, and upon such termination, Purchaser shall receive a return of the Deposit and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein, or (c) extend the date for Closing beyond the Closing Date, on a schedule acceptable to Purchaser, in Purchaser’s reasonable discretion (and if the applicable conditions precedent have not been materially satisfied as of such extended Closing Date, Purchaser shall once again have the rights and obligations described in the immediately preceding (a) and (b)).

(b) The obligations of Seller to effect the transactions contemplated hereby shall be subject to the following conditions:

(i) the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made, and shall be true and correct in all material respects on the Closing Date as if made at and as of such date;

(ii) each obligation of Purchaser contained in this Agreement shall have been duly performed by it on or before the Closing Date, and Purchaser shall not have breached any of its covenants contained herein; and

(iii) concurrently with the Closing, Purchaser, directly, shall have executed and delivered the documents required to be delivered by it pursuant to Section 3.3(b).

Any or all of the foregoing conditions in subparagraph (b) above may be waived by a Seller in its sole and absolute discretion, but only with respect to the interests in the Property being contributed by Seller.

Section 3.2  Date, Time and Place of Closing.  The date, time and place of the closing of the transactions contemplated hereunder shall be on or before the date that is fifteen (15) days following the expiration of the Due Diligence Period, at 10:00 a.m. (the “Closing” or “Closing Date”).

Section 3.3 Closing Deliveries.

(a) At Closing, Seller shall deliver, or shall cause to be delivered, the following:

(i) all Transfer Documents for the conveyance of the Property. “Transfer Documents” shall mean:

(A) a special warranty deed duly executed and acknowledged by Seller in the form of Exhibit C attached hereto, conveying 100% of Seller’s interest in the Real Property (the “Deed”);

(B) a Bill of Sale in the form of Exhibit D attached hereto, duly executed by Seller;

(C) to the extent required by the jurisdiction in which the Property is located, a properly-completed property transfer tax return or affidavit in form and substance appropriate to such jurisdiction; and

(D) counterpart signature pages to the New Management Agreement, duly executed by Manager.

(ii) an affidavit from Seller in the form of Exhibit E attached hereto, stating under penalty of perjury, the Seller’s United States Taxpayer Identification Number and that Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying the withholding requirements imposed by any other relevant jurisdiction;

(iii) with respect to Seller’s receipt of OP Unit Consideration pursuant to Section 1.2(c):

(A) counterpart signature pages to the admission agreement in the form of Exhibit F attached hereto (the “LP Admission Agreement”), duly executed by Seller, which evidences (x) the admission of Seller as a limited partner in the Operating Partnership, (y) that Seller has joined as a party to agreement of limited partnership of the Operating Partnership (the “OP Partnership Agreement”), and (z) the issuance of such OP Units to Seller;

(B) counterpart signature pages to the redemption rights agreement in the form of Exhibit G attached hereto (the “Redemption Rights Agreement”), duly executed by Seller; and

(C) a Confidential Purchaser Questionnaire in the form of Exhibit H attached hereto, duly executed by Seller;

(iv) such other instruments as are reasonably required by the Title Company for Closing in accordance with the terms hereof.

(b) At Closing, Purchaser shall deliver, or shall cause the delivery, the following:

(i) counterpart signatures to the Transfer Documents (as applicable) executed by Purchaser;

(ii) the balance of the Purchase Price payable in accordance with Section 1.2(d) hereof;

(iii) counterpart signature pages to the LP Admission Agreement and Redemption Rights Agreement, duly executed by the Operating Partnership and General Partner; and

(iv) such other instruments as are reasonably required for Closing in accordance with the terms hereof.

Section 3.4 Closing Costs.

(a) Seller shall be responsible for paying the following closing costs: (i) the cost to remove any Must Cure Objections in accordance with Section 2.1 hereof; (ii) all applicable state and/or local realty or deed transfer taxes (or the local equivalents) in connection with the transfer of the Property; (iii) the cost of the Title Reports ordered in connection with Section 2.1 hereof; and (iv) one-half (1/2) of the cost of Purchaser’s standard ALTA (2006) owner’s policy for the Property (in the amount of the Purchase Price) (the “Title Policy”).

(b) Purchaser shall be responsible for paying the following closing costs: (i) one-half (1/2) of the cost of the Title Policy; (ii) the cost of any extended coverage or endorsements to the Title Policy; (iii) the cost of any update to Seller’s existing ALTA/ACSM survey of the Property or any new ALTA/ACSM survey of the Property (to the extent necessary in Purchaser’s discretion); (iv) the costs to record the Deed; (v) the costs associated with acquisition financing, if any, including any mortgage recording fees, mortgage recording or assumption taxes; and (vi) the cost of any policy of title insurance required by Purchaser’s lender and any endorsements to such policy.

Seller and Purchaser shall each pay one-half (1/2) of any escrow fees and other customary charges of Escrow Agent and/or the Title Company.  Each of Seller and Purchaser shall pay the fees and expenses of any counsel representing such party in connection with the transaction contemplated by this Agreement.  All other costs and expenses incident to the transaction contemplated by this Agreement and the Closing shall be paid by the party incurring same.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

Section 4.1 Representations and Warranties of Purchaser.   Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Closing Date:

(a) Organization; Authority.  Purchaser has been duly formed and is validly existing under the laws of the jurisdiction of its formation, and has all requisite limited partnership power and authority to enter this Agreement and all agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby, and the requisite approval of such transactions, including the issuance of the OP Units, has been obtained from all of Purchaser’s respective partners. The persons and entities executing this Agreement on behalf of Purchaser have, and the persons and entities that will execute all agreements contemplated hereby on behalf of Purchaser will have, the power and authority to enter into this Agreement or such other contemplated agreements, as applicable.

(b) Due Authorization. The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary action of Purchaser. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Purchaser pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, each enforceable against Purchaser in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c) Non-Contravention and Consent. The execution, delivery and performance by Purchaser of its obligations under this Agreement and all agreements contemplated hereby will not contravene any provision of applicable law, the certificate of limited partnership of Purchaser, the OP Partnership Agreement or other constituent document of Purchaser, or any agreement or other instrument binding upon Purchaser or any applicable law, judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by Purchaser of its obligations under this Agreement and all other agreements contemplated hereby.

(d) No Brokers. Other than R.W. Baird, who Purchaser is responsible pursuant to separate arrangement, Purchaser has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm that will result in the obligation of Seller to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(e) Consents and Approvals. No consent, waiver, approval or authorization of any third party, including any Governmental Authority, is required to be obtained by Purchaser in connection with the execution, delivery and performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby.

(f) No Violation. None of the execution, delivery or performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (i) contravene, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, cancellation or amendment of (A) the organizational documents, including the charters and bylaws, if any, of Purchaser, (B) any agreement, document or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound or (C) any applicable law, or term or provision of any judgment, order, writ, injunction, or decree of any governmental or regulatory authority, which is binding on Purchaser or by which Purchaser or any of its respective assets or properties are bound or subject or (ii) result in the creation of any Lien upon the property or any other assets of Purchaser.

(g) SEC Reports; Financial Statements.

(i) The REIT has filed with or furnished to the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents required by the Securities Act of 1933, as amended (the “1933 Act”) or the Securities Exchange Act of 1934, as amended (the “1934 Act”) or the rules or regulations promulgated thereunder to be filed or furnished by the REIT, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such Act or such rules or regulations (collectively, the “SEC Reports”).  The REIT has delivered or made available to the Seller all SEC Reports to the extent the same are not publicly available through the SEC’s EDGAR website.  As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act or 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to the SEC Reports, and none of the SEC Reports (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) The financial statements included in the SEC Reports, together with the related schedules and notes, including without limitation the audited financial statements included in the REIT’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”), and the unaudited interim financial statements included in the REIT’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2015 (the “Quarterly Report”), are accurate in all material respects and present fairly the financial position of the REIT and its consolidated subsidiaries, taken as a whole, at the dates indicated; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.  The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein.

(iii) The REIT and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) No Material Adverse Change in Business.

(i) Since December 31, 2014, (a) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects, management, assets or properties of the REIT and or its subsidiaries considered as one enterprise (a “REIT Material Adverse Effect”), (b)  there have been no transactions entered into by the REIT or any Subsidiary thereof, other than those in the ordinary course of business, and (c) there has been no dividend or distribution of any kind declared, paid or made by the REIT on any class of its shares of capital stock, other than in the ordinary course of business.

(i) Good Standing of the REIT.

(i) The REIT has been duly organized and is validly existing as a corporation in good standing with the Maryland State Department of Assessments and Taxation (the “SDAT”) and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Reports and to enter into and perform its obligations under this Agreement and the other transactions contemplated hereby; and the REIT is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a REIT Material Adverse Effect.  Complete and correct copies of the organizational documents of the REIT and all amendments thereto have been made available to the Seller and no changes thereto are currently pending.

(ii) the Operating Partnership has been duly organized and is validly existing as a limited partnership in good standing under the laws of the Commonwealth of Virginia and has the limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Reports and to enter into and perform its obligations under this Agreement and the other transactions contemplated hereby; and the Operating Partnership is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a REIT Material Adverse Effect.  Complete and correct copies of the organizational documents of the Operating Partnership and all amendments thereto have been made available to the Seller and no changes thereto are currently pending.

(j) Capitalization.

(i) The authorized, issued and outstanding shares of capital stock of the REIT are as set forth in the Annual Report.  The issued and outstanding shares of capital stock of the REIT have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the REIT was issued in violation of any preemptive or other similar rights of any security holder of the REIT or any other Person.  The issued and outstanding shares of capital stock of the REIT have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.

(ii) Schedule 4.1(j) sets forth the authorized partnership interests of the Operating Partnership and indicates the ownership of all of the issued and outstanding partnership interests of the Operating Partnership as of the date of this Agreement.  Except as contemplated by this Agreement, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character to which any of the REIT, the Operating Partnership and their respective affiliates is a party (or, to the Purchaser’s knowledge, to which any other holder of any partnership interest in the Operating Partnership is a party) relating to the issuance, sale, purchase or redemption of any partnership interests of the Operating Partnership.  All of the outstanding partnership interests of the Operating Partnership are validly issued, fully paid and nonassessable.  None of the issued and outstanding partnership interests of the Operating Partnership was issued in violation of any preemptive or other similar rights of any securityholder of the Operating Partnership or any other Person.  The issued and outstanding partnership interests of the Operating Partnership have been offered, issued and sold in compliance with all applicable federal, state and foreign securities laws.

(k) Absence of Proceedings.

(i) There is no Proceeding (as defined below) now pending, or, to the knowledge of the Purchaser, threatened, against or affecting the REIT or any subsidiary thereof, which is required to be disclosed in the SEC Reports which has not been so disclosed, or which reasonably would be expected to result in a REIT Material Adverse Effect, or which reasonably would be expected to materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.  “Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

(l) Payment of Taxes.

All United States federal income Tax returns of the REIT and its subsidiaries required by Law to be filed have been filed and all Taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken in good faith and as to which adequate reserves have been provided and will be maintained.  The REIT and its subsidiaries have filed all other material Tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other Law and has paid all Taxes due pursuant to such returns or pursuant to any assessment (including all real estate Taxes) received by the REIT and its subsidiaries, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and will be maintained and except for Taxes the nonpayment of which would not result in a REIT Material Adverse Effect.  All such returns are true, correct and complete in all material respects.  The charges, accruals and reserves on the books of the REIT in respect of any income and Tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income Tax for any years not finally determined.  The REIT has not engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b) (irrespective of the effective date).

(m) REIT Qualification.

Commencing with the REIT’s taxable year ending December 31, 1994, the REIT has been organized and has operated, and upon consummation of the transactions contemplated hereby will continue to be organized and operated, in a manner so as to qualify as a REIT under Sections 856 through 860 of the Code.  The proposed method of operation of the REIT as described in the SEC Reports will enable the REIT to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable years ending December 31, 2015 and subsequent taxable years.

Section 4.2 Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

(a) Organization, Power and Authority.  Seller is (x) a limited liability company, (y) duly formed, validly existing and in good standing under the laws of its state of formation with full power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by Seller, and (z) duly qualified, licensed or admitted to do business and is in good standing in the jurisdiction where the Property is located.

(b) Binding Agreement.  The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller.  This Agreement has been, and the Closing Documents to be executed by Seller will be, duly executed and delivered by Seller.  This Agreement constitutes, and when so executed and delivered the Seller Closing Documents to be executed by Seller will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts.  None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under the organizational documents of Seller.  None of the execution, delivery or performance of this Agreement by Seller does or will (in any material respect), with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) any agreement, instrument or other document to which Seller is a party or by which it is bound or (ii) any judgment, decree or order of any Governmental Authority, or any Laws applicable to Seller. The transactions contemplated by this Agreement will not (in any material respect), with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) any agreement, instrument or other document to which Seller is a party or by which it is bound or (ii) any judgment, decree or order of any Governmental Authority, or any Laws applicable to Seller.

(d) Title to the Property.  There are no outstanding agreements (written or oral) pursuant to which Seller has agreed to sell or has granted an option or right of first refusal or first or last offer to purchase the Property or any interest therein.

(e) Third Party Consents and Approval.  To Seller’s knowledge, no approval, consent, waiver, filing, registration or qualification of or with any third party, including, but not limited to, any Governmental Authority is required to be made, obtained or given for the execution, delivery and performance of this Agreement by Seller, except that certain consents from parties to certain Contracts may be required in connection with the assignment of such Contracts, as set forth on Schedule 4.2(g).

(f) Leases.  There are no leases granting to any person the right to use or occupy any portion of the Hotel, other than and registered guests of the Hotel in the ordinary course of business and those rights granted under and pursuant to the existing management agreement with Manager, which will be terminated at Closing, or as otherwise disclosed in the Title Report.

(g) Contracts.  To Seller’s knowledge, Schedule 4.2(g) attached hereto lists all Contracts relating to the use and operation of the Property as of the date hereof and each such Contract is a valid and binding agreement, and is in full force and effect.  Neither Seller, nor, to the knowledge of Seller, any other Person is in material default under any Contract (a “Defaulted Contract”).  True, correct and complete copies of all written Contracts have been made available to Purchaser.

(h) No Bankruptcy.  Seller is not in the hands of a receiver; Seller has not filed a petition for relief, or been the subject of the filing of a petition for relief, under the United States Bankruptcy Code or state insolvency law; and no order for creditors’ relief has been entered with respect to Seller.

(i) No Brokers. Neither Seller nor any of the Seller’s respective officers, directors or employees has employed or made any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of Purchaser or any of its affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(j) Litigation and Other Proceedings.  Except as set forth on Schedule 4.2(j) attached hereto, there are no judgments unsatisfied against Seller or the Property or consent decrees or injunctions to which Seller or the Property is subject, and there is no litigation, claim or proceeding pending against Seller or the Property which, if determined adversely, would have a material and adverse effect on the consummation of the sale of the Property.

(k) Non-Foreign Status. Seller is not a foreign person for purposes of Section 1445(a) of the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

(l) Investment Purposes.  Seller acknowledges its understanding that the OP Units to be acquired pursuant to the Agreement are not being registered under the 1933 Act or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and Purchaser’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Seller. In furtherance thereof, Seller represents and warrants to Purchaser as follows:

(i) Investment. Seller is acquiring the OP Units solely for Seller’s own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof.  Seller agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (each, a “Transfer”) any of the OP Units, unless (i) the Transfer is pursuant to an effective registration statement under the 1933 Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) no such registration is required because of the availability of an exemption from registration under the 1933 Act, or  (iii) the Transfer is otherwise permitted by the OP Agreement.  Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the OP Agreement. Purchaser shall place a restrictive legend on any certificate representing the OP Units, or if applicable, any securities of the REIT issued in redemption and/or conversion,  containing substantially the following language:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IF REQUESTED BY THE ISSUER, THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

The parties acknowledge that the Seller’s ownership of OP Units will be reflected on the books of Purchaser and the issuance of a certificate representing the OP Units is not anticipated to occur.

(ii) Accredited Investor.  Seller is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the 1933 Act).

(iii) Reliance on Exemptions.  Seller understands that the OP Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Purchaser is relying in part upon the truth and accuracy of Seller’s representations and warranties in this Agreement and of the information in Purchaser Questionnaire completed by Seller in order to determine the availability of such exemptions and the eligibility of Seller to acquire the OP Units.

(iv) No Governmental Review. Seller understands that neither the SEC nor any other federal or state governmental authority has passed on or made any recommendation or endorsement of the OP Units, or the fairness or suitability of the investment in the OP Units, nor have such governmental authorities passed upon or endorsed the merits of the offering of the OP Units.

(v) Information and Knowledge.  Seller, or its representative, acknowledges and agrees that Seller has received, read and understood the limited partnership agreement of Purchaser, as amended, the second amended and restated articles of incorporation of the REIT, the bylaws of the REIT and the REIT’s most recent Form 10-K as filed with the Securities and Exchange Commission (“SEC”), and the REIT’s Form 10-Q’s, Form 8-K’s and proxy statements subsequently filed with the SEC.  Seller, or his representative, has had an opportunity to obtain, and has received, any additional information and has had an opportunity to ask such questions of, and receive answers from, the Purchaser, the REIT or an agent or representative of the Purchaser and the REIT, to the extent deemed necessary by Seller in order to form a decision concerning an investment in the Purchaser or the REIT.  As a result, Seller believes it has sufficient knowledge about the business, management and financial affairs of the Purchaser and the REIT and the terms and conditions of the purchase of the OP Units and any securities of the REIT issued in redemption and/or conversion.

(vi) Risk of Loss.  Seller is able to bear the economic risk of investment in the OP Units and any securities of the REIT issued in redemption and/or conversion, including the total loss of such investment.

(vii) Tax Review. Seller has reviewed with Seller’s own tax advisors the tax consequences of an investment in the OP Units.

(m) No Condemnation.  Seller has not received any written notice of, nor does Seller have knowledge of, any pending action by any Governmental Authority having the power of eminent domain which might result in the Property being taken by condemnation or conveyance in lieu thereof.

(n) Laws. To Seller’s knowledge, Seller has not received any written notice, demand or claim alleging any violation of, or liability under, any Laws, including, without limitation, building codes, zoning ordinances and Environmental Laws relating to the Property.

(o) Assessments. To Seller’s knowledge, Seller has not received any written notice from any governmental entity of any special assessments or extraordinary taxes except as forth in the Title Report or any written reports that may have been or may be provided by Seller to Purchaser prior to the Effective Date.

(p) Repairs.  To Seller’s knowledge, Seller has not received any written notice from any governmental body relating to the Property claiming any material violation of any Laws, or requiring any material work, repairs, construction, alterations or installation on the Property, which violation has not been cured or work, repairs, construction or alterations and installations have not been performed; and Seller shall promptly deliver written notice thereof to Purchaser upon its receipt of any such notices.

(q) Permits and Licenses.  To Seller’s knowledge, all permits and licenses  required to operate the Hotel as it is currently being operated (collectively "Permits") are in full force and effect; provided, however, Seller makes no representation or warranty regarding the assignability of any one or more of the Permits.  Seller has made available to Purchaser true and correct copies of all Permits in Seller’s possession.  To Seller’s knowledge, Seller has not received any written notice from any governmental authority or other person of (i) any material violation, non-renewal, suspension or revocation of any Permits with respect to the Property that has not been dismissed or cured, or (ii) any failure by Seller to obtain any material license or permit required under applicable law for the ownership, maintenance, use, occupancy or operation of the Property that has not been dismissed or cured.

(r) Personal Property.  Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any of the personal or intangible personal property constituting the Property, other than any leased personal property or in connection with Seller’s existing financing of the Property, if any, which shall be paid in full at the Closing.  Except for any leased personal property, Seller has good and valid title to the personal and intangible personal property constituting the Property, which in each case shall be free and clear of any lien, pledge, charge, security interest, encumbrance, title retention agreement, adverse claim or restriction as of the Closing.

(s) Employees.  None of the Hotel Employees are employees of Seller. All of the Hotel Employees are employees of the Manager.  None of the Hotel Employees are represented by any union or subject to any collective bargaining agreement and, to Seller’s knowledge, no labor organizational effort is presently being made or threatened by or on behalf of any labor union with respect to any Hotel Employees.  Neither the Seller nor to the Seller’s knowledge the Manager has experienced any strike, grievance, picketing, claim of unfair labor practices or other labor dispute within the past three (3) years arising from or relating to any Hotel Employees.  Manager has not engaged in any plant closing, workforce reduction or other action that has resulted or could result in liability under WARN and has not issued any notice that any such action is to occur in the future.

(t) ERISA.

(i) To Seller’s knowledge, neither Seller nor Manager nor any of their respective ERISA Affiliates has established, maintained or contributed (in connection with the Property or Manager’s employees working at the Property) to any Employee Benefit Plan (a) subject to Code Section 412, Section 302 of ERISA, or Title IV of ERISA, (b) that is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (c) that is a multiple employer plan within the meaning of Code Section 413(c), (d) that is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ii) Within five (5) Business Days following the Effective Date, Seller shall cause Manager to provide Purchaser with complete copies of each Employee Benefit Plan, trusts, funding arrangements, any amendments thereto, the most recent summary plan descriptions and summary of material modifications, the most recent funding and critical status notices, and actuarial reports for the past two years.

(iii) Seller is not an Employee Benefit Plan and none of Seller’s assets are plan assets as defined or determined under ERISA.

(iv) Neither the Seller, nor to Seller’s knowledge, the Manager, nor any of their respective ERISA Affiliates has made any plan or commitment since January 1, 2015 to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would increase the benefits provided to any Hotel Employee or former Hotel Employee except as required by law.

(v) To Seller’s knowledge, each Employee Benefit Plan intended to be qualified under Code Section 401(a) has received a favorable determination or opinion letter from the IRS as to its qualification under the Code that has not been revoked and provides that any related trust is qualified under Code Section 501(a), and such letter(s) have been provided by the Manager.  To Seller’s Knowledge, no event has occurred with respect to any such Qualified Plan which could reasonably be expected to adversely affect the qualification of such Qualified Plan or exemption of the related trust.

(vi) To Seller’s knowledge, no event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject the Purchaser to any tax, fine, lien, penalty or other liability imposed under ERISA, the Code or other applicable laws.

(vii) To Seller’s Knowledge, each Employee Benefit Plan has been operated and administered in all material respects by Manager in compliance with its terms and all applicable laws.  To Seller’s Knowledge, there are no pending or threatened claims against, by or on behalf of any Employee Benefit Plans (other than routine claims for benefits under the terms of any such benefit plan).

(viii) To Seller’s Knowledge, no Employee Benefit Plan provides for welfare benefits after termination of employment except as required by COBRA and at the expense of the participant or beneficiaries.

(u) OFAC.  Seller is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and Seller will not engage in any dealings or transactions or be otherwise associated with any such restricted persons or entities.

As used herein, “Seller’s knowledge” shall mean the current, actual knowledge of Greg Friedman, who Seller represents and warrants has direct responsibility for the asset management of the Property for Seller.  Greg Friedman shall not have any personal liability whatsoever under any circumstances in connection with this Agreement or the Property.

Section 4.3 Survival.  The representations and warranties of each of Purchaser and Seller shall survive the closing for twelve (12) months following the Closing Date; provided however, Purchaser’s representations and warranties set forth in Sections 4.1(g), 4.1(i), 4.1(l) and 4.1(m) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (as applicable, the “Survival Period”).

(a) If at or prior to the Closing, Purchaser shall become aware that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and shall give Seller notice thereof at or prior to the Closing, then Seller shall have the right to cure or correct such untrue, inaccurate or incorrect representation or warranty, and in connection therewith Seller may elect by notice to Purchaser to adjourn the Closing one or more times for up to sixty (60) days in the aggregate.  If Seller is unable to cure or correct any such untrue, inaccurate or incorrect representation or warranty on or before the Closing Date (whether or not the Closing is adjourned as provided above), then Purchaser, as its sole remedy, may elect either (i) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller on the Closing Date, in which event Purchaser shall receive a return of the Deposit and, with the exception of those obligations which expressly survive the termination of this Agreement, no party shall have any further liability to any other party hereunder.

(b) Following the Closing, Seller shall have no liability to Purchaser for any breach of any of Seller’s representations or warranties unless: (i) Purchaser makes a claim therefore prior to the expiration of the Survival Period; (ii) the facts constituting such breach of Seller’s representations or warranties were not disclosed to or otherwise known by Purchaser prior to Closing; and (iii) Purchaser’s damages as a result of such breach of Seller’s representations or warranties exceed Twenty-Five Thousand Dollars ($25,000.00); provided however, that in no event shall Seller’s aggregate liability to Purchaser for all such breaches exceed Two Hundred Thousand Dollars  ($200,000.00).

ARTICLE 5

COVENANTS OF SELLER

Section 5.1 Covenants.

(a) Between the date hereof and the Closing Date, Seller shall continue to operate, manage and maintain the Property and Hotel in such manner as is consistent with its current practices.  In connection therewith:

(i) Seller shall not, except in the ordinary course of business and consistent with prior practice, modify, extend, renew or cancel (except as expressly required by the terms thereof or as a result of a default by the other party thereunder) any Contracts or enter into any new Contracts without Purchaser’s prior consent, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) Purchaser’s consent shall not be required if such service contracts, equipment leases, space leases and similar agreements may be terminated at any time on not more than thirty (30) days’ prior notice by Seller, or its successor, without the payment of a penalty, and (ii) from and after the expiration of the Due Diligence Period, Purchaser may withhold its consent (to the extend such consent is required) in its sole and absolute discretion.

(ii) Seller shall keep inventories and supplies adequately stocked, consistent with the requirements of the Franchisor.  In furtherance (and not limitation) of the foregoing, as of the date of Closing, the Hotel shall be stocked with inventories and supplies, including, without limitation, unopened food and beverage items and other consumable items, sufficient for the normal operation of the Hotel and, in any case, comparable to the month end inventories and supplies of the Hotel for the preceding twelve (12) calendar months.

(iii) Seller shall make all necessary and ordinary maintenance repairs in the ordinary course of business resulting from the breakdown or improper functioning of a particular item or system which is required to keep the Property in substantially the same condition as at the date hereof, subject to ordinary wear and tear and the provisions of Article 7; provided that Seller shall not be obligated to perform any capital improvements to any part of the Property except as required by Law.

(b) Seller shall use commercially reasonable efforts to assist Purchaser in affecting the transfer of any existing liquor licenses and permits currently in the name of Seller or its affiliates or Manager to Purchaser or its designee on the Closing Date, or in obtaining new liquor licenses and permits.  Notwithstanding the foregoing, however, in the event that the parties are unable to cause the transfer of the existing or the issuance of new liquor licenses and permits to Purchaser as of the date of Closing Date, then, in accordance with applicable laws, Seller or its affiliates or Manager, as applicable, shall cooperate with Purchaser and implement arrangements reasonably requested by Purchaser whereby Seller or its affiliates or Manager, as applicable, shall manage the purchase, sale and service of alcoholic beverages at the Hotel on behalf of Purchaser for up to one hundred eighty (180) days following the Closing Date and pending the transfer of the existing or the issuance of new liquor licenses and permits to Purchaser or Purchaser’s nominee.  Purchaser shall reimburse the Seller or its affiliate or Manager, as applicable, for actual out of pocket costs incurred by the Seller or its affiliate arising from their performance of the obligations set forth in this Section such as the costs of carrying liquor liability insurance and licensing fees.

ARTICLE 6
INDEMNIFICATION; AS-IS

Section 6.1 Indemnity by Purchaser. Following the Closing, Purchaser hereby agrees to indemnify the Seller Indemnified Parties against, and to defend and hold the Seller Indemnified Parties harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) asserted against or incurred by any Seller Indemnified Party in connection with or arising out of the acts or omissions of Purchaser or Purchaser’s agents, or any other matters or occurrences that take place on or after the Closing Date and relate to the ownership, maintenance or operation of the Property.  Purchaser’s obligations under this Section shall survive for a period of six (6) months following the Closing Date.

Section 6.2 Indemnity by Seller. Following the Closing, Seller hereby agrees to indemnify the Purchaser Indemnified Parties against, and to defend and hold the Purchaser Indemnified Parties harmless from all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) asserted against or incurred by any Purchaser Indemnified Party in connection with or arising out of, any matters or occurrences that take place that accrue in connection with the Property prior to Closing and relate to the ownership, maintenance or operation of the Property.   Seller’s obligations under this Section shall survive the Closing for a period of nine (9) months.

Section 6.3 “AS-IS” Transaction. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO (AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE  PROPERTY OR ANY OTHER MATTER WHATSOEVER.  PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT PURCHASER IS PROCEEDING WITH ITS ACQUISITION OF THE PROPERTY BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER WILL ACCEPT THE PROPERTY AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND WITHOUT RECOURSE AGAINST ANY SELLER.

Section 6.4 Assumption by Purchaser.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, UPON CLOSING PURCHASER ASSUMES THE RISK OF PHYSICAL CONDITIONS, DEFECTS, CONSTRUCTION DEFECTS, ENVIRONMENTAL, HEALTH, SAFETY AND WELFARE MATTERS WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AS OF THE CLOSING DATE, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES AND RELEASES SELLER, MANAGER, AND EACH OF THEIR RESPECTIVE AGENTS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY.

ARTICLE 7
DAMAGE OR DESTRUCTION; CONDEMNATION

Section 7.1 Damage or Destruction.  If at any time prior to the Closing Date all or any material portion of the Property is destroyed or damaged as a result of fire or any other casualty and the cost of restoring such damage exceeds or is reasonably anticipated to exceed Five Hundred Thousand Dollars ($500,000.00), then, at the option of Purchaser, exercised by giving Seller written notice within twenty (20) days of Purchaser’s discovery or notification of the casualty event, Purchaser may terminate this Agreement, and upon such termination Purchaser shall receive a return of the Deposit and this Agreement shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement.  Seller shall give Purchaser prompt written notice of any casualty.  If Purchaser shall not elect so to terminate within the applicable notice period, Purchaser will be deemed to have elected to proceed to Closing and, as such, will be entitled to receive all insurance proceeds of any such casualty (plus an amount, payable by the Seller to Purchaser at Closing, equal to any deductible(s) in the insurance policies), and in that event the Seller will take at Closing all action necessary to assign their interest in any such proceeds to Purchaser.  The parties understand and agree that Seller shall bear the “risk of loss” with respect to the Property up to and through the Closing.  Upon Closing and delivery of the Deed to Purchaser, the “risk of loss” shall shift from Seller to Purchaser.

Section 7.2 Condemnation.  If any Material Taking occurs, or any Governmental Authority initiates legal proceedings which, if successfully prosecuted would result in a Material Taking between the date of this Agreement and the Closing Date, then, at the option of Purchaser, exercised by giving Seller written notice within twenty (20) days of Purchaser’s discovery or notification of the condemnation or eminent domain event, Purchaser may terminate this Agreement, and upon such termination Purchaser shall receive a return of the Deposit and this Agreement shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement.  If Purchaser shall not elect so to terminate within the applicable notice period, Purchaser will be deemed to have elected to proceed to Closing and, as such, will be entitled to receive all proceeds of any such taking or condemnation, and in that event Seller will take at Closing all action necessary to assign their interest in any such award to Purchaser.  Seller shall give Purchaser prompt written notice of any taking that is threatened in writing.  For the purpose of this Section, “Material Taking” shall mean any taking or condemnation (or notice thereof) for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or any exercise of a right of eminent domain that results in, or is reasonably anticipated to result in, (i) an award in excess of Five Hundred Thousand Dollars ($500,000.00).

Section 7.3 Settlement of Claims.  Seller shall promptly and diligently pursue payment of any awards or proceeds in connection with any condemnation or eminent domain proceeding, and/or the settlement or negotiation of any insurance claim, including making proof of loss thereof.  In the event this Agreement is not terminated as the result of such casualty or condemnation, and Purchaser has elected (or is deemed to have elected) to proceed to Closing, Purchaser shall have the right to participate in the settlement or negotiation of claims for all awards or proceeds and/or participate in any proceedings related to a condemnation of the Property and, in connection therewith, Seller shall promptly deliver to Purchaser copies of all documents received by Seller in connection with the foregoing.  Seller shall not accept any award or enter into any settlement without first obtaining the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed.  In the event Seller fails to comply with their obligations under this paragraph, the same shall be deemed a breach of the Seller’s obligations under this Agreement.

ARTICLE 8
MISCELLANEOUS

Section 8.1 Further Assurances.  Seller shall take such other actions and execute and deliver such additional documents following the Closing as Purchaser may reasonably request in order to effect the transactions contemplated hereby (subject to Seller’s approval as to the form and substance of such documents).

Section 8.2 Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.3 Governing Law.  This Agreement shall be governed by the internal laws of the jurisdiction in which the Property is located, without regard to the choice of law provisions thereof.

Section 8.4 Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 8.5 Entire Agreement.  This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.6 Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect, except that Purchaser may assign its right to receive the Property at Closing to one or more of its wholly owned subsidiaries or affiliates under common control. In the event Purchaser assigns its rights to the extent permitted hereunder, Purchaser and such assignee shall, upon Seller written request, execute and deliver an assignment agreement pursuant to which such assignee is bound.  No such assignment of Purchaser’s rights or interests under this Agreement shall relieve Purchaser of its liabilities and duties under this Agreement.  This Agreement is solely for the benefit of Seller and Purchaser, and there are no third party beneficiaries hereof.  For purposes of this Section, the term “control” shall mean the ownership (directly or indirectly) of 50.1% or more of the voting or comparable ownership interest of any corporation, trust, partnership, limited liability company or other business entity.

Section 8.7 Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 8.8 Third Party Beneficiary.  No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

Section 8.9 Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

Section 8.10 Defaults and Remedies.

(a) In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Purchaser defaults in any of its obligations undertaken in this Agreement, Seller shall be entitled to, as its sole and exclusive remedy to either: (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof (ii) terminate this Agreement, and collect the Deposit as liquidated damages, and not as a penalty, for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and upon such termination and delivery of the Deposit, all rights, liabilities and obligations of the parties under this Agreement shall expire, except for the surviving obligations (including, but not limited to indemnities) and other matters expressly set forth herein.

(b) In the event that Purchaser is ready, willing and able to close in accordance with the terms and provisions hereof, and Seller defaults in the obligations herein taken by Seller, Purchaser may, as its sole and exclusive remedy, either (A) waive such default and proceed to Closing in accordance with the terms and provisions hereof, or (B) elect, in Purchaser’s sole discretion, to either (i) terminate this Agreement, and upon such termination Purchaser shall receive a return of the Deposit and Seller shall pay to Purchaser the reasonable out-of-pocket costs and expenses actually incurred by Purchaser in connection with Purchaser’s third-party due diligence up to an amount of Fifty Thousand and No/100 Dollars ($50,000.00), provided Purchaser presents Seller with reasonable documentation evidencing such costs and fees, and upon Seller’s tender of the Deposit and reimbursement of such reasonable out-of-pocket costs, this  Agreement shall immediately terminate and be of no further force and effect, or (ii) enforce specific performance of the Seller’s obligations hereunder; provided, however, any such action for specific performance must be initiated within sixty (60) days of the date Purchaser first becomes aware of the default by Seller.

Section 8.11 Confidentiality.  All press releases or other public communications of any kind relating to the transactions contemplated herein, and the method and timing of release for publication thereof, will be subject to the prior written approval of Purchaser and the Seller who contributed the property which is the subject of the press release or other public communication, in each case not to be unreasonably withheld; provided, however, that the parties may disclose the terms and conditions of this Agreement (a) as required by law (including, without limitation, any and all securities laws, rules and regulations), (b) to consummate the terms of this Agreement or any financing relating thereto, or (c) to Purchaser’s or Seller’s lenders, attorneys and accountants.  Notwithstanding the foregoing, Seller acknowledges that Purchaser is affiliated with a publicly traded real estate investment trust, namely the REIT, and the REIT may determine in its reasonable discretion that the public disclosure of any information subject to Section 8.11 is necessary or advisable under applicable securities laws (including, without limitation, information regarding the terms of this Agreement, the Purchase Price, the Property and Seller) and Seller agrees that any such disclosure by the REIT, Purchaser or their respective affiliates or representatives shall not be deemed a violation of the provisions of this Section 8.11 and shall not be subject to the prior written approval of Seller (including, without limitation, any such disclosure made pursuant to the provisions of current, quarterly and annual report forms promulgated under applicable securities laws and in connection with any securities offerings by the REIT).

Section 8.12 Seller Confidentiality and Trading.  Seller acknowledges that, through the course of the transaction contemplated hereunder, Seller may be provided by the Operating Partnership or its affiliates with information regarding Purchaser and Purchaser’s affiliates including, without limitation, the REIT (collectively, the “OP Parties”).  Except as required by law, Seller and its representatives shall hold in strictest confidence all data and information obtained with respect to the OP Parties or their respective businesses, whether obtained before or after the execution and delivery of this Agreement, except such information (i) that is or may be required to be disclosed by Seller under any law, rule, regulation, court order or other judicial process, (ii) that is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement, (iii) becomes lawfully available to Seller on a non-confidential basis from a source other than an Operating Partnership Party or one of its agents or representatives, which is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Operating Partnership Party or any other party with respect to any portion of the information or (iv) was lawfully known to Seller on a non-confidential basis prior to its disclosure to Seller by an Operating Partnership Party or one of its agents or representatives; provided, however, that Seller may disclose such information to the employees, attorneys and accountants of Seller to the extent reasonably necessary in connection herewith, provided that Seller instructs such persons to treat such information confidentially.  Seller acknowledges that it is aware, and that Seller has advised each recipient it has provided such information, that the securities laws of the United States prohibit any person who has material non-public information to purchase or sell securities of an issuer without the prior public dissemination of such information.  Seller further agrees that it will not use such information to make an investment, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, in any manner inconsistent with the securities laws of the United States. The provisions of this Section shall survive any termination of this Agreement or the Closing.

Section 8.13 Reliance.  Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

Section 8.14 Notice.  All notices, demands and requests which may be given or which are required to be given by any party to another, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective:  (a) on the date personally delivered to the intended recipient’s address below, as evidenced by written receipt therefor, whether or not actually received by the Person to whom addressed; (b) on the third (3rd) Business Day after being sent, by certified or registered United States Postal Service mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) Business Day after being deposited into the custody of a nationally recognized overnight delivery service such as FedEx or UPS, addressed to the intended recipient at the address specified below; or (d) on the same day as delivered by electronic mail pursuant to the Email addresses below, provided that such delivery is accompanied by a delivery in accordance with (c) hereof.  For purposes of this Section, the addresses of the parties for all notices are as set forth below (unless changed by similar notice in writing given by the particular Person whose address is to be changed).

If to Seller:
c/o Peachtree Hotel Group
5607 Glenridge Drive, Suite 430
Atlanta, Georgia 30342
Attn: Jatin Desai and Kevin Cadin
404-497-4117
jdesai@peachtreehotelgroup.com
404-953-4955
kcadin@peachtreehotelgroup.com

With a copy to:	Morris, Manning & Martin, L.L.P. 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 Attn: Brett A. Lavoie 404-364-7436 blavoie@mmmlaw.com
If to Purchaser:	Supertel Hospitality, Inc. 11422 Miracle Hills Drive, Suite 501 Omaha, NE 68154 Attn: Lauren Green 402-371-2520 lgreen@supertelinc.com
With a copy to:	Jeffer Mangels Butler & Mitchell LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, California 90067 Attn: M. Guy Maisnik 310-201-3588 mgm@jmbm.com

Section 8.15 Waiver Of Trial By Jury.  SELLER AND PURCHASER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 8.16 Purchaser’s Right to Audit.  Seller shall provide to Purchaser (at Purchaser’s sole cost and expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, or as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority, of the balance sheet and income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years.  Seller’s obligation to maintain its records for use under this Section shall be an ongoing condition to Closing for Purchaser’s benefit until Closing.  Seller shall maintain its records for use under this Section for a period of not less than two (2) years after the Closing Date.  The provisions of this Section shall survive Closing.

ARTICLE 9
ESCROW PROVISIONS

Section 9.1 Disbursement of Deposit.  The Deposit shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a) Escrow Agent shall invest the Deposit in an interest-bearing account reasonably satisfactory to Purchaser and Seller, and shall promptly provide Purchaser and Seller with confirmation of the investments made.

(b) If the Closing occurs, Escrow Agent shall apply the Deposit on the Closing Date to the Purchase Price payable by Purchaser in accordance with Section 1.2(c).  If for any reason the Closing does not occur, Escrow Agent shall deliver the Deposit to Seller (in accordance with their respective percentage interests in the Property) or the Operation Partnership only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (b).  Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of the Demand within five (5) Business Days after receipt of the Demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the Escrow Agent’s giving to such other party such notice, Escrow Agent is hereby authorized to make the payment set forth in the Demand.  If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Purchaser or a final judgment of a court.

(c) The parties acknowledge that Escrow Agent is acting solely as an escrow holder at the request and for the convenience of, Purchaser and Seller.  Escrow Agent shall not, however, be deemed to be the agent of either of the parties, and Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable only for its negligent acts or willful misconduct, and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Purchaser resulting from Escrow Agent’s mistake of law respecting Escrow Agent scope or nature of its duties.  Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence or willful misconduct on the part of Escrow Agent.  Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent has received and shall hold the Deposit in escrow, and shall disburse the Deposit pursuant to the provisions of this Article 9.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

SELLER

PHG JAX FLAGLER, LLC, a Georgia limited liability company

By:           Peachtree Hotel Group II, LLC, a Georgialimited liability company, its manager

By:              /s/ Jatin Desai
Name:         Jatin Desai
Title:           Manager

[SIGNATURES FOLLOW ON NEXT PAGE]

[Purchase and Sale Agreement – SP]
[Courtyard by Marriott – Jacksonville, FL]

PURCHASER:

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

By:             /s/ J. William Blackham
Name:         J. William Blackham
Title:           President

[Purchase and Sale Agreement – SP]
[Courtyard by Marriott – Jacksonville, FL]

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE DEPOSIT.

ESCROW AGENT:

FIRST NATIONWIDE TITLE AGENCY, LLC

By:              /s/ Debra Paoli

Name:              Debra Paoli

Title:              Senior Vice President

Date:               July 14, 2015

[Purchase and Sale Agreement – SP (Escrow Agent)]
[Courtyard by Marriott – Jacksonville, FL]

EXHIBITS AND SCHEDULES

The following Exhibits and Schedules are attached hereto and incorporated herein:

EXHIBIT A                                -                      Definitions

EXHIBIT B                                -                      Legal Description of the Property

EXHIBIT C                                -                      Form of Deed

EXHIBIT D                                -                      Form of Bill of Sale

EXHIBIT E                                -                      Form of Certification of Non-Foreign Status

EXHIBIT F                                -                      Form of LP Admission Agreement

EXHIBIT G                                -                      Form of Redemption Rights Agreement

EXHIBIT H                                -                      Confidential Purchaser Questionnaire

SCHEDULE 1                            -                      List of Excluded Assets

SCHEDULE 2.2                         -                      Due Diligence Material

SCHEDULE 4.2(g)                    -                      Contracts & Contracts Consents

SCHEDULE 4.2(j)                     -                      Litigation and Judgments